Exhibit 99.1

                          NEWS RELEASE

For Immediate Release:  October 17, 1994

    VALLEY NATIONAL BANCORP AND AMERICAN UNION BANK ANNOUNCE
                         INTENT TO MERGE


WAYNE, NEW JERSEY - Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp (NYSE: VLY), and Alan
Turtletaub, Chairman of American Union Bank, jointly announced today that they have signed a letter of intent by which Valley will acquire American Union Bank, a $55 million, two-office bank headquartered in Union.

"The proposed merger with American Union is consistent with Valley's strategy of growth within our market through acquisitions of other strong financial institutions," Lipkin noted. In its most recent merger, completed just a year ago, Valley acquired Peoples Bancorp, a $223 million institution based in Fairfield. That merger added seven branches in Essex County to the Valley network.

During August 1994, Valley signed a definitive merger agreement pursuant to which Valley agreed to acquire Rock Financial
Corporation, holding company for Rock Bank, a $190 million five-office bank headquartered in North Plainfield.

With its offices in Union and Roselle Park, the American Union acquisition will enhance Valley's presence in Union County.

"Working with American Union's management we have been able to identify some very significant cost savings. Those savings can be accomplished while still retaining American Union's officers and employees", said Lipkin.

Pursuant to the merger, American Union Bank will be merged into Valley's subsidiary, Valley National Bank. The acquisition of American Union is designed as a tax-free merger in which each of the 549,970 presently outstanding shares of American Union common stock will be exchanged for .50 shares of Valley common stock. In connection with the execution of the letter of intent, American Union also granted Valley an option on 180,000 shares of American Union's authorized but unissued stock which can be exercised in certain circumstances.

The parties are completing due diligence and negotiating a definitive merger agreement. The acquisition is conditioned upon necessary bank regulatory approvals, the approval of American
Union's shareholders and other customary conditions.

Valley National Bank, the principal subsidiary of Valley National
Bankcorp, currently has a $3.5 billion in assets and operates 58 branches in Bergen, Essex, Hudson, Morris and Passaic counties.